Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Varonis Systems, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	8,000,000	$54.2450	$433,960,000.00	0.0001531	$66,439.28

Total Offering Amounts:							$433,960,000.00		66,439.28
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$66,439.28

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Offering Note(s)

(1)	Represents 8,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Registrant’s 2025 Employee Stock Purchase Plan (the “2025 ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2025 ESPP by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration that increases the number of the outstanding shares of Common Stock. The proposed maximum offering price per share is estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $54.245 per share, which represents the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Global Select Market on July 25, 2025.